Exhibit 4.4
EXECUTION COPY

AMBAC ASSURANCE CORPORATION

NOTE GUARANTY INSURANCE POLICY

Policy No. AB0941BE

Insured Party:	The Indenture Trustee (as defined herein) for the benefit of the Holders (as defined herein) of the AmeriCredit Automobile Receivables Trust 2005-D-A Notes, issued pursuant to the Indenture.

Insured Obligations:	To the extent set forth herein, the aggregate interest on and the aggregate outstanding principal balance of all Notes owned by Holders, such principal amount not to exceed in the aggregate $1,400,000,000.

Insured Amounts:	(i) With respect to each Distribution Date, the excess, if any, without duplication, of (a) the Scheduled Payment minus (b) the sum of, without duplication: (w) all amounts of Available Funds for the related Collection Period, (x) Additional Funds Available, if any, for such Distribution Date, (y) all other funds on deposit in the Collection Account, the Lockbox Account, the Spread Account, the Pre-Funding Account, the Capitalized Interest Account and any other Trust Accounts available for payment of Scheduled Payments on the Notes on such Distribution Date and (z) any other amounts available pursuant to the Basic Documents to pay the Scheduled Payments on such Distribution Date, in each case to the extent available to pay such Scheduled Payments in accordance with the priorities set forth in the Indenture and the Sale and Servicing Agreement, and (ii) with respect to any Preference Payment Date, Preference Amounts; provided, however, that the aggregate amount of all such Preference Amounts shall be subject to the limitations in such definition; provided, further, that in no event shall the aggregate amount payable by the Insurer under this Policy exceed the Maximum Insured Amount.

For consideration received, AMBAC ASSURANCE CORPORATION, a Wisconsin domiciled stock insurance corporation (“Ambac” or the “Insurer”), in consideration of the payment of the insurance premium payable with respect hereto, hereby unconditionally and irrevocably guarantees, subject only to (i) proper presentation of a Notice in accordance with the terms of this Note Guaranty Insurance Policy (together with each and every endorsement, if any, hereto, the “Policy”) and (ii) the terms of the Policy, the payment to, or at the direction of, the Indenture Trustee, for the benefit of the Holders of the Insured Obligations, that portion of the Insured Amounts which are Due for Payment but are unpaid by reason of Nonpayment.

1.     Definitions.

Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Insurance Agreement or, if not defined therein, in the Sale and Servicing Agreement, or, if not defined therein, in the Indenture, without giving effect to any subsequent amendment or modification thereto unless such amendment or modification has been approved in writing by Ambac. For purposes of the Policy, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“AmeriCredit” shall mean AmeriCredit Financial Services, Inc., a Delaware corporation, as Servicer and as seller under the Purchase Agreement, and its successors and assigns.

“Bankruptcy Code” shall mean Title 11 of the United States Code.

“Basic Documents” shall mean the Sale and Servicing Agreement, the Certificate of Trust, the Trust Agreement, as amended, the Indenture, the Spread Account Agreement, the Purchase Agreement, the Lockbox Agreement, the Underwriting Agreement, the Insurance Agreement, the Custodian Agreement, and all other documents and certificates delivered in connection therewith.

“Business Day” shall mean any day other than (a) a Saturday or a Sunday, (b) a day on which the Insurer is closed or (c) a legal holiday or other day on which commercial banking institutions located in Wilmington, Delaware, Fort Worth, Texas or New York City, New York or any other location of any successor Servicer, successor Owner Trustee or successor Trust Collateral Agent are authorized or obligated by law, executive order or governmental decree to be closed.

“Capitalized Interest Account” shall mean an account maintained pursuant to Section 5.1 of the Sale and Servicing Agreement.

“Certificate of Trust” shall mean the certificate of trust of the Issuer substantially in the form attached as an Exhibit to the Trust Agreement.

“Class A-1 Notes” shall mean the Class A-1 4.3436% Asset Backed Notes, issued pursuant to the Indenture and substantially in the form attached as an Exhibit to the Indenture.

“Class A-2 Notes” shall mean the Class A-2 4.75% Asset Backed Notes, issued pursuant to the Indenture and substantially in the form attached as an Exhibit to the Indenture.

“Class A-3 Notes” shall mean the Class A-3 4.87% Asset Backed Notes, issued pursuant to the Indenture and substantially in the form attached as an Exhibit to the Indenture.

“Class A-4 Notes” shall mean the Class A-4 5.02% Asset Backed Notes, issued pursuant to the Indenture and substantially in the form attached as an Exhibit to the Indenture.

“Collection Account” shall mean the account designated as such, established and maintained pursuant to Section 5.1 of the Sale and Servicing Agreement.

“Collection Period” shall mean, (i) with respect to the First Distribution Date, the period beginning on the close of business on November 9, 2005 and ending on the close of business on November 30, 2005, and (ii) with respect to each subsequent Distribution Date, the period beginning on the close of business on the last day of the second preceding calendar month and ending on the close of business on the last day of the immediately preceding calendar month. Any amount stated “as of the close of business on the last day of a Collection Period” shall give effect to the following calculations as determined as of the end of the day on such last day: (i) all applications of collections and (ii) all distributions.

“Distribution Date” shall mean, with respect to each Collection Period, the sixth day of the following calendar month, or, if such day is not a Business Day, the immediately following Business Day, commencing December 6, 2005.

“Due for Payment” shall mean, with respect to any Insured Amounts, such amount as is due and payable pursuant to the terms of the Indenture.

“Final Scheduled Distribution Date” means with respect to (i) the Class A-1 Notes, the December 6, 2006 Distribution Date, (ii) the Class A-2 Notes, the November 6, 2008 Distribution Date, (iii) the Class A-3 Notes, the December 6, 2010 Distribution Date and (iv) the Class A-4 Notes, the November 6, 2012 Distribution Date.

“Financed Vehicle” shall mean an automobile or light-duty truck, van or mini-van together with all accessions thereto, securing an Obligor’s indebtedness under the respective Receivable.

“First Distribution Date” shall mean December 6, 2005.

“Holder” shall mean any registered owner of a Note.

“Indenture” shall mean that certain Indenture, dated as of November 9, 2005, by and between the Issuer, the Trust Collateral Agent and the Indenture Trustee.

“Indenture Trustee” shall mean JPMorgan Chase Bank, N.A., not in its individual capacity but as trustee under the Indenture, and its successors and assigns in such capacity.

“Insurance Agreement” shall mean that certain Insurance and Indemnity Agreement, dated as of November 17, 2005, among the Insurer, the Issuer, AmeriCredit, as seller under the Purchase Agreement and Servicer, the Seller, the Trust Collateral Agent and the Indenture Trustee, in regard to the Notes, as such agreement may be amended, modified or supplemented from time to time.

“Insured Payments” shall mean, (i) with respect to any Distribution Date, the aggregate amount actually paid by the Insurer to, or at the direction of, the Indenture Trustee in respect of Insured Amounts for such Distribution Date (other than Preference Amounts) and (ii) the aggregate amount of any Preference Amounts paid by the Insurer on any given Business Day.

“Insurer” shall mean Ambac, or any successor thereto, as issuer of this Policy.

“Interest Period” means, with respect to any Distribution Date, the period from and including the most recent Distribution Date on which interest has been paid (or in the case of the First Distribution Date, from and including the Closing Date) to, but excluding, the following Distribution Date. In the case of the First Distribution Date, the Interest Period shall be 19 days for all Classes of Notes.

“Interest Rate” shall mean, with respect to (i) the Class A-1 Notes, 4.3436% per annum (computed on the basis of a 360-day year and the actual number of days elapsed in the applicable Interest Period), (ii) the Class A-2 Notes, 4.75% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months), (iii) the Class A-3 Notes, 4.87% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) and (iv) the Class A-4 Notes, 5.02% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months).

“Issuer” shall mean AmeriCredit Automobile Receivables Trust 2005-D-A, a Delaware statutory trust.

“Late Payment Rate” shall mean the lesser of (a) the greater of (i) the per annum rate of interest publicly announced from time to time by Citibank, N.A. as its prime or base lending rate (any change in such rate of interest to be effective on the date such change is announced by Citibank, N.A.), plus 2% per annum and (ii) the then applicable highest rate of interest on the Notes and (b) the maximum rate permissible under applicable usury or similar laws limiting interest rates. The Late Payment Rate shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

“Lockbox Account” shall mean an account maintained by the Lockbox Bank pursuant to Section 4.2(d) of the Sale and Servicing Agreement.

“Lockbox Bank” shall mean a depositary institution named by the Servicer and acceptable to the Controlling Party.

“Maximum Insured Amount” shall mean $1,400,000,000 in respect of principal, plus interest thereon calculated at the applicable Interest Rate for the Notes.

“Nonpayment” shall mean, with respect to any Distribution Date, Insured Amounts which are Due for Payment but have not been paid pursuant to the Indenture or the Sale and Servicing Agreement, as applicable.

“Noteholders’ Remaining Parity Deficit Amount” shall mean, for any Distribution Date, the Noteholders' Parity Deficit Amount for the Distribution Date minus any reduction in the aggregate outstanding principal balance of Notes on the Distribution Date that is funded from the Spread Account.

“Notes” shall mean, collectively, the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes.

“Notice” shall mean the telephonic or telegraphic notice, promptly confirmed in writing by telecopy substantially in the form of Exhibit A or Exhibit B, as applicable, to this Policy, the original of which is subsequently delivered by registered or certified mail, from the Indenture Trustee specifying the amount of any Insured Payment which shall be due and owing.

“Obligor” shall mean, on a Receivable, the purchaser or co-purchasers of the Financed Vehicle and any other Person who owes payments under the Receivable.

“Order” shall have the meaning given such term in Section 8 hereto.

“Person” shall mean any individual, corporation, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

“Pre-Funding Account” shall mean an account maintained pursuant to Section 5.1 of the Sale and Servicing Agreement.

“Preference Amount” shall mean any interest on or principal of the Notes which has become Due for Payment, the Nonpayment of which would have been covered by the Policy, and which was made to a Holder by or on behalf of the Issuer which has been deemed a preferential transfer and recoverable, or theretofore recovered, from its Holder pursuant to the Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction; provided that any Preference Amount that constitutes interest shall be limited to the amount of interest on the outstanding principal amount of the Notes (calculated at the Interest Rate for the relevant class of Notes) accrued as of the last day of the applicable interest accrual period with respect to the Notes and shall not, in any event, include any interest on the Notes accrued after such date or any interest on such interest amount; provided, further, that in no event shall Ambac be obligated to make any payment in respect to any Preference Amount to the extent that such payment, when added to all prior payments of Insured Amounts, would exceed the Maximum Insured Amount.

“Preference Payment Date” shall have the meaning given such term in Section 8 hereto.

“Purchase Agreement” shall mean the Purchase Agreement between AFS SenSub Corp. and AmeriCredit Financial Services, Inc. dated as of November 9, 2005, as such Purchase Agreement may be amended from time to time.

“Receivables” shall mean any of the motor vehicle retail installment sale contracts or promissory notes listed in Schedule A to the Sale and Servicing Agreement.

“Receivable Files” shall mean the documents relating to the Receivables specified in Section 3.3 of the Sale and Servicing Agreement or Schedule A to each Subsequent Transfer Agreement.

“Reimbursement Amount” shall mean, as of any Distribution Date, the sum of (x)(i) all Insured Payments paid by Ambac, but for which Ambac has not been reimbursed prior to such Distribution Date pursuant to Section 3.3 of the Insurance Agreement, Section 5.6 of the Indenture and Section 5.7 of the Sale and Servicing Agreement, plus (ii) interest accrued on such Insured Payments not previously repaid calculated at the Late Payment Rate from the date the Indenture Trustee, or any other Person at its direction, received the related Insured Payments or the date such Insured Payments were made, and (y) without duplication (i) any amounts then due and owing to Ambac under the Insurance Agreement, Section 5.6 of the Indenture and Sections 5.7(a)(iv) and (vi) of the Sale and Servicing Agreement, as certified to the Indenture Trustee by Ambac plus (ii) interest on such amounts at the Late Payment Rate.

“Sale and Servicing Agreement” shall mean that certain Sale and Servicing Agreement, dated as of November 9, 2005, by and among the Issuer, the Seller, AmeriCredit, and JPMorgan Chase Bank, N.A., as Trust Collateral Agent and Backup Servicer, as the same may be amended or supplemented from time to time.

“Scheduled Payments” shall mean, with respect to any Distribution Date, an amount equal to the sum of (a) the Noteholders’ Interest Distributable Amount and the Noteholders’ Remaining Parity Deficit Amount for the related Distribution Date and, without duplication, (b) if the related Distribution Date is the Final Scheduled Distribution Date for any class of Notes, the outstanding principal amount of such Class on such date after application of all funds available to pay principal amounts on such Class of Notes from all sources other than the Policy; provided that Scheduled Payments shall not include (x) any portion of a Noteholders’ Interest Distributable Amount or of a Noteholders’ Interest Carryover Amount due to Holders because the Notice in proper form was not timely received by Ambac, or (y) any portion of a Noteholders’ Interest Distributable Amount representing interest on any prior unpaid Noteholders’ Interest Distributable Amount. For the avoidance of doubt, Noteholders’ Interest Distributable Amount shall be determined after giving effect to any prior payments made by Ambac under this Policy.

“Seller” shall mean AFS SenSub Corp., a Nevada corporation, and its successors and assigns.

“Service Contract” shall mean, with respect to a Financed Vehicle, the agreement, if any, financed under the related Receivable that provides for the repair of the Financed Vehicle.

“Servicer” shall mean AmeriCredit Financial Services, Inc., a Delaware corporation, and its successors and assigns.

“Spread Account” shall mean the account designated as such, established and maintained pursuant to the Spread Account Agreement.

“Spread Account Agreement” shall mean the Spread Account Agreement dated as of November 9, 2005 among the Insurer, the Issuer, and JPMorgan Chase Bank, N.A., as Indenture Trustee, Trust Collateral Agent and Collateral Agent, as the same may be amended or supplemented from time to time.

“Trust Accounts” shall have the meaning assigned thereto in Section 5.1 of the Sale and Servicing Agreement.

“Trust Agreement” shall mean the Trust Agreement dated as of October 25, 2005 between the Seller and Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee, as amended and restated as of November 9, 2005, as the same may be amended or supplemented from time to time.

“Trust Collateral Agent” shall mean JPMorgan Chase Bank, N.A., not in its individual capacity but as Trust Collateral Agent under the Indenture, and its successors and assigns in such capacity.

2.     Payments under the Policy.

(a)	Upon the presentation by the Indenture Trustee to Ambac at Ambac’s principal office in respect of the applicable Distribution Date of a duly executed Notice, Ambac will make or cause to be made to the Indenture Trustee, on the guarantee set forth in the first paragraph of this Policy, payment in an amount equal to the applicable Insured Amount.

(b)	Amounts payable in respect of any Insured Amounts due hereunder, unless otherwise stated herein, will be distributed by Ambac to, or at the direction of, the Indenture Trustee, by wire transfer of immediately available funds. Solely the Indenture Trustee on behalf of the Holders shall have the right to make a claim for an Insured Payment under this Policy.

(c)	Ambac’s payment obligations hereunder with respect to particular Insured Amounts shall be discharged to the extent funds equal to the applicable Insured Amounts are paid by Ambac to, or at the direction of, the Indenture Trustee in accordance with the Indenture Trustee’s requests, whether or not such funds are properly applied by the Indenture Trustee. Payments of Insured Amounts shall be made only at the time set forth in this Policy, and no accelerated Insured Payments shall be made except to the extent that Ambac has specified an earlier date for payment at its sole option. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Insured Obligations, other than at the sole option of the Insurer, nor against any risk other than Nonpayment, including failure of the Indenture Trustee to pay any Insured Amounts or Scheduled Payments due to Holders.

(d)	Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate amount paid by Ambac hereunder exceed the Maximum Insured Amount hereunder.

3.     Presentation of Notice of Non-Payment and Demand.

(a)	Notwithstanding any other provision of this Policy but subject to Section 8 hereof with respect to Preference Amounts, the Insurer will pay any Insured Amounts payable hereunder other than with respect to Preference Amounts to, or at the direction of, the Indenture Trustee no later than 12:00 noon, New York City time, on the later of (i) the Distribution Date on which the related Insured Amount is due for payment under the Indenture or the Sale and Servicing Agreement, as applicable, or (ii) the second Business Day following actual receipt in New York, New York on a Business Day by the Insurer of a Notice in the form attached as Exhibit A, appropriately completed and executed by the Indenture Trustee; provided that, if such Notice is received after 12:00 noon, New York City time, on such Business Day, it will be deemed to be received before 12:00 noon on the following Business Day.

(b)	If any such Notice is not in proper form or is otherwise insufficient for the purpose of making a claim under this Policy, it shall be deemed not to have been received by the Insurer for purposes of this Policy, and the Insurer shall promptly so advise the Indenture Trustee in writing and the Indenture Trustee may submit an amended or corrected Notice. If such an amended or corrected Notice is in proper form and is otherwise sufficient for the purpose of making a claim under this Policy, it shall be deemed to have been timely received on the Business Day of such resubmission subject to the proviso in (a) above.

4.     Waiver. Ambac hereby waives and agrees not to assert any and all rights to require the Indenture Trustee to make demand on or to proceed against any Person, party or security prior to demanding payment under this Policy. For the avoidance of doubt, Ambac does not waive its right to seek payment of all Reimbursement Amounts to which it is entitled.

5.     Subrogation. Upon any payment hereunder, in furtherance and not in limitation of Ambac’s equitable right of subrogation and Ambac’s rights under the Insurance Agreement, Ambac will, to the extent of such payment by Ambac hereunder, be subrogated to the rights of any Holder to receive any and all amounts due in respect of the Insured Obligations as to which such Insured Payment was made, to the extent of any payment by Ambac under this Policy and Ambac will be a co-beneficiary of the Indenture Trustee’s lien under the Indenture.

6.     Communications. All notices, presentations, transmissions, deliveries and communications made by the Indenture Trustee to Ambac with respect to this Policy shall specifically refer to the number of this Policy and shall be made to Ambac at:

Ambac Assurance Corporation One State Street Plaza New York, New York 10004
Attention:	Asset-Backed Securities Department Head
General Counsel – URGENT
Phone:	(212) 208-3283
Fax:	(212) 556-3556

or to such other address, officer, telephone number or facsimile number as Ambac may designate to the Indenture Trustee from time to time.

7.     Nature of the Obligations. Except as expressly provided herein, the obligations of Ambac under this Policy are irrevocable, absolute and unconditional.

8.     Termination. This Policy and the obligations of Ambac hereunder shall terminate upon the earlier of:

(a)	the date on which all of the Insured Amounts have been paid in full by Ambac to, or at the direction of, the Indenture Trustee; or

(b)	the close of business on the third (3rd) Business Day after the date on which all principal and interest on the Notes has been paid in full;

provided, however, that notwithstanding the occurrence of any of the foregoing events, the Insurer shall pay any Preference Amount when due to be paid pursuant to an Order referred to below, but in any event no earlier than the fifth Business Day following actual receipt by the Insurer of (i) a certified copy of the final, nonappealable order of a court or other body exercising jurisdiction to the effect that a Holder is required to return such Preference Amount paid during the term of this Policy because the payments of such amounts were avoided as a preferential transfer or otherwise rescinded or required to be restored by the Indenture Trustee or such Holder (the “Order”), (ii) an opinion of counsel satisfactory to the Insurer stating that the Order has been entered and is final and not subject to any stay, (iii) an assignment, in form and substance satisfactory to the Insurer, duly executed and delivered by such Holder and the Indenture Trustee, irrevocably assigning to the Insurer all rights and claims of the Indenture Trustee and such Holder relating to or arising under the Indenture or otherwise with respect to such Preference Amount, (iv) appropriate instruments in form satisfactory to the Insurer to effect the appointment of the Insurer as agent for the Indenture Trustee and such Holder in any legal proceeding related to such Preference Amount, and (v) a Notice (in the form attached as Exhibit B) appropriately completed and executed by the Indenture Trustee (the “Preference Payment Date”); provided, further, that (I) if such documents are received by the Insurer after 12:00 noon, New York City time, on such Business Day, they will be deemed to be received on the following Business Day, (II) the Insurer shall not be obligated to pay any Preference Amount in respect of principal (other than the Noteholders’ Remaining Parity Deficit Amount) prior to the Final Scheduled Distribution Date for the relevant class of Notes and (III) any Preference Amount that constitutes interest shall be limited to the amount of interest on the Outstanding Amount of the Notes (calculated at the Interest Rate for the relevant class of Notes) accrued as of the last day of the applicable interest accrual period with respect to the Notes and shall not, in any event, include any interest on the Notes accrued after such date or any interest on such interest amount. Such payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, and not to the Indenture Trustee or the Holder directly, unless the Indenture Trustee or the relevant Holder has made a payment of the Preference Amount to the court or such receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, in which case the Insurer will pay the Indenture Trustee, or as directed by the Indenture Trustee, to the extent of the payment of the Preference Amount, subject to the delivery of (a) the items referred to in clauses (i), (ii), (iii), (iv) and (v) above to the Insurer and (b) evidence satisfactory to the Insurer that payment has been made to such court or receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order.

Notwithstanding the foregoing, in no event shall Ambac be obligated to make any payment in respect of any Preference Amount (i) to the extent that such payment, when added to all prior payments of Insured Amounts, would exceed the Maximum Insured Amount or (ii) prior to the time Ambac would have been required to make an Insured Payment pursuant to Section 3 of this Policy.

9.     In the event of a payment default by or insolvency of the obligor, there shall be no acceleration of the payment required to be made under this Policy unless such acceleration is at the sole option of the Insurer. This Policy does not cover (i) premiums and defaulted interest, if any, payable in respect of the Notes, (ii) shortfalls, if any, attributable to any payment of withholding taxes (including penalties and interest in respect of any such liability) or (iii) any risk other than Nonpayment, including the failure of the Indenture Trustee to apply, disburse, transfer or direct Policy payments or Available Funds or other amounts in accordance with the Indenture to Holders or to any other party.

10.     Miscellaneous.

(a)	This Policy sets forth the full understanding of Ambac and, except as expressly provided herein, or as otherwise agreed in writing hereafter by Ambac and Indenture Trustee, may not be canceled or revoked.

(b)	This Policy is issued pursuant to, and shall be construed under, the laws of the State of New York, without giving effect to the conflicts of laws rules thereof, as contemplated in Section 5-1401 of the New York General Obligations Law.

(c)	THIS POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAWS.

(d)	Any notice hereunder or service of process on Ambac may be made at the address listed above for Ambac or such other address as Ambac shall specify in writing to the Indenture Trustee.

(e)	The premium of this Policy is not refundable for any reason. The premium will be payable on this Policy on each Distribution Date as provided in the Insurance Agreement, beginning with the First Distribution Date.

ANY PERSON WHO KNOWINGLY AND WITH INTENT TO DEFRAUD ANY INSURANCE COMPANY OR OTHER PERSON FILES AN APPLICATION FOR INSURANCE OR STATEMENT OF CLAIM CONTAINING ANY MATERIALLY FALSE INFORMATION, OR CONCEALS FOR THE PURPOSE OF MISLEADING, INFORMATION CONCERNING ANY FACT MATERIAL THERETO, COMMITS A FRAUDULENT INSURANCE ACT, WHICH IS A CRIME, AND SHALL ALSO BE SUBJECT TO A CIVIL PENALTY NOT TO EXCEED FIVE THOUSAND DOLLARS AND THE STATED VALUE OF THE CLAIM FOR EACH SUCH VIOLATION.

IN WITNESS WHEREOF, Ambac has caused this Note Guaranty Insurance Policy to be executed and attested this 17h day of November, 2005.

AMBAC ASSURANCE CORPORATION

By:	/s/ Michael Babick
Name: Michael Babick Title: First Vice President

Attest:

/s/ Patricia Locascio
Name: Patricia Locascio
Title: Assistant Secretary

EXHIBIT A

TO THE NOTE GUARANTY INSURANCE POLICY

Policy No. AB0941BE

NOTICE OF NONPAYMENT AND DEMAND
FOR PAYMENT OF INSURED AMOUNTS
(OTHER THAN PREFERENCE AMOUNT)

Date: _________

Ambac Assurance Corporation One State Street Plaza New York, New York 10004
Attention:	Asset-Backed Securities Department Head General Counsel – URGENT

Reference is made to Note Guaranty Insurance Policy No. AB0941BE (the “Policy”) issued by Ambac Assurance Corporation (“Ambac”). Terms capitalized herein and not otherwise defined shall have the meanings specified in the Policy, unless the context otherwise requires.

The undersigned hereby certifies as follows:

1.	It is the Indenture Trustee under the Indenture, and is acting for the Holders.

2.	The relevant Distribution Date is [date].

3.	There is an amount of $_____________ with respect to such Distribution Date, which amount is a Insured Amount which is Due for Payment.

4.	The Indenture Trustee has not heretofore made a demand for the Insured Amount in respect of such Distribution Date.

	5.	The Indenture Trustee hereby requests the payment of the Insured Amount that is Due for Payment be made by Ambac under the Policy and directs that payment under the Policy be made to the Indenture Trustee to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy to:_____________.[1]

	6.	The Indenture Trustee hereby agrees that, following receipt by the Indenture Trustee of the Insured Payment from Ambac, it shall (a) hold such amounts in trust and apply the same directly to the distribution of payments in respect of the Notes when due, (b) not apply such funds for any other purpose, and (c) maintain an accurate record of such payments with respect to the Notes and the corresponding claim on the Policy and proceeds thereof.

1	The account number of the Indenture Trustee.

A-1

7.	The Indenture Trustee hereby assigns to Ambac all rights, and confirms that the Holders have assigned all rights, under the Insured Obligations in respect of which payment is being requested to Ambac.

ANY PERSON WHO KNOWINGLY AND WITH INTENT TO DEFRAUD ANY INSURANCE COMPANY OR OTHER PERSON FILES AN APPLICATION FOR INSURANCE OR STATEMENT OF CLAIM CONTAINING ANY MATERIALLY FALSE INFORMATION, OR CONCEALS FOR THE PURPOSE OF MISLEADING, INFORMATION CONCERNING ANY FACT MATERIAL THERETO, COMMITS A FRAUDULENT INSURANCE ACT, WHICH IS A CRIME, AND SHALL ALSO BE SUBJECT TO A CIVIL PENALTY NOT TO EXCEED FIVE THOUSAND DOLLARS AND THE STATED VALUE OF THE CLAIM FOR EACH SUCH VIOLATION.

By: _______________________________________

Title: ______________________________________
(Officer)

A-2

EXHIBIT B

TO THE NOTE GUARANTY INSURANCE POLICY

Policy No. AB0941BE

NOTICE OF NONPAYMENT AND DEMAND
FOR PAYMENT OF PREFERENCE AMOUNT

Date: _________

Ambac Assurance Corporation One State Street Plaza New York, New York 10004
Attention:	Asset-Backed Securities Department Head General Counsel – URGENT

Reference is made to Note Guaranty Insurance Policy No. AB0941BE (the “Policy”) issued by Ambac Assurance Corporation (“Ambac”). Terms capitalized herein and not otherwise defined shall have the meanings specified in the Policy, unless the context otherwise requires.

The undersigned hereby certifies as follows:

1.	It is the Indenture Trustee under the Indenture, and is acting for the Holders.

2.	[A payment previously made in respect of the Notes pursuant to the Indenture has become a Preference Amount, as indicated by the attached Order.]

3.	The Holder of the applicable Notes has certified that the Order has been entered and is not subject to stay.

4.	The amount of the Preference Amount is $___________, and consists of interest in the amount of $___________ paid on ___________, _______, [and principal in the amount of $___________ paid on ___________, _______.]

5.	Neither the Indenture Trustee nor the Holder has heretofore made a demand for such Preference Amount.

6.	The Indenture Trustee hereby requests the payment of the Insured Payment be made by Ambac under the Policy and directs that payment under the Policy be made to the Indenture Trustee to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy to:_______.[2]

2

The account of the relevant receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, unless the Holder or Indenture Trustee has already paid such Preference Amount to such party, in which case, the account of the payor.

B-1

7.	The Indenture Trustee hereby agrees that if such Insured Payment is made to the Indenture Trustee, following receipt of such Insured Payment from Ambac, it shall (a) hold such amounts in trust and apply the same directly to the Holder for payment of the Preference Amount, (b) not apply such funds for any other purpose, and (c) maintain an accurate record of such payments with respect to the Notes and the corresponding claim on the Policy and proceeds thereof.

8.	The Indenture Trustee hereby assigns to Ambac all rights, and confirms that the Holders have assigned all rights, under the Insured Obligations in respect of which payment is being requested to Ambac.

ANY PERSON WHO KNOWINGLY AND WITH INTENT TO DEFRAUD ANY INSURANCE COMPANY OR OTHER PERSON FILES AN APPLICATION FOR INSURANCE OR STATEMENT OF CLAIM CONTAINING ANY MATERIALLY FALSE INFORMATION, OR CONCEALS FOR THE PURPOSE OF MISLEADING, INFORMATION CONCERNING ANY FACT MATERIAL THERETO, COMMITS A FRAUDULENT INSURANCE ACT, WHICH IS A CRIME, AND SHALL ALSO BE SUBJECT TO A CIVIL PENALTY NOT TO EXCEED FIVE THOUSAND DOLLARS AND THE STATED VALUE OF THE CLAIM FOR EACH SUCH VIOLATION.

By: _______________________________

Title: _____________________________
                                   (Officer)

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